CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 878 to Registration Statement No. 33-26305 on Form N-1A of our report dated May 22, 2018, relating to the financial statements and financial highlights of BlackRock Money Market Portfolio of BlackRock Funds (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2018 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 26, 2018